Exhibit 99.1
For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Third Quarter Operating Results For Fiscal 2018

Greenwich, Connecticut, September 7, 2018 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and nine month periods ended July 31, 2018.

Net income applicable to Class A Common and Common stockholders for the third quarter of fiscal 2018 was $5,579,000 or $0.15 per diluted Class A Common share and $0.13 per diluted Common share, compared to $6,061,000 or $0.16 per diluted Class A Common share and $0.14 per diluted Common share in last year's third quarter.  Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2018 was $20,098,000 or $0.53 per diluted Class A Common share and $0.47 per diluted Common share, compared to $33,574,000 or $0.90 per diluted Class A Common share and $0.79 per diluted Common share in the first nine months of fiscal 2017.  Net income for the three and nine month periods ended July 31, 2017 includes a loss on sale of properties of $688,000 and net income for the nine month period ended July 31, 2017 includes a net gain on sale of properties in the amount of $18.8 million.

Funds from operations ("FFO") for the third quarter of fiscal 2018 was $13,410,000 or $0.35 per diluted Class A Common share and $0.32 per diluted Common share, compared with $13,815,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share in last year's third quarter.  For the first nine months of fiscal 2018, FFO amounted to $42,610,000 or $1.13 per diluted Class A Common share and $1.01 per diluted Common share, compared to $35,384,000 or $0.94 per diluted Class A Common share and $0.84 per diluted Common share in the corresponding period of fiscal 2017.

Both FFO and net income for the nine month period ended July 31, 2018 include $3.7 million in lease termination income the company received from the grocery store tenant in the company's Newark, NJ property when that tenant vacated the property prior to the end of its lease.  Both FFO and net income for the three and nine month periods ended July 31, 2017 include lease termination income of $2.1 million relating to the termination of the only lease at the company's Stratfield Road property located in Fairfield, CT, which was sold in the third quarter of fiscal 2017.

At July 31, 2018, the company's consolidated properties were 91.9% leased (versus 92.7% at the end of fiscal 2017) and 90.2% occupied (versus 91.0% at the end of fiscal 2017).

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At July 31, 2018, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 96.8% leased (versus 97.7% at the end of fiscal 2017).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said "We had another strong operating quarter with FFO of $13.4 million or $0.35 per Class A Common share which provides strong coverage of our current dividend level, reflecting a 77% FFO payout ratio on a per Class A Common share basis.  We are very pleased our FFO payout ratio continues to improve as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles.  The strong operating results are a result of a number of positive transactions completed in fiscal 2017 as well as positive events thus far in fiscal 2018.   We completed the sale of our vacant Westchester Pavilion property in March of fiscal 2017 for $57 million and re-invested those proceeds in several new properties and other investments, and we are continuing to see earnings improvement in our operating results as that capital is now fully deployed.  In addition, we were able to complete two accretive financing transactions in fiscal 2017, which increased our operating results this quarter and will continue to have a positive impact going forward.  In July 2017, the company refinanced its largest mortgage, reducing the interest rate from 5.52% to 3.398%, which is now saving the company over $1 million in interest expense per annum.  Also, in October 2017, we redeemed all $129 million of our 7.125% Series F Cumulative Preferred Stock using proceeds from the sale of the Pavilion and the issuance of $115 million of 6.25% Series H Cumulative Preferred Stock.  This reduction in preferred stock outstanding, along with the lower coupon, is now saving the company over $2 million per annum in preferred stock dividends."

Mr. Biddle continued………"In June 2018, we purchased a 75.3% equity interest in a newly formed DownREIT joint venture, UB New City I, LLC, in which the company is the managing member.  Our initial investment was $2.4 million.  New City owns a single tenant retail real estate property leased to Putnam County Savings Bank.  In addition, New City rents certain parking spaces on the property to the owner of the adjacent grocery anchored shopping center.  The property is located in New City, NY.  The property was contributed to the new entity by the former owners who received units of ownership in New City equal to the value of this contributed property.  This investment provides a strong yield on our invested capital and we believe it improves our chances of acquiring the adjacent grocery anchored shopping center in the future.  Our portfolio's leased rate for properties we consolidate has fallen 0.8% since the end of fiscal 2017 to 91.9%, primary due to the vacancy in this third quarter of our 31,000 square foot grocery store tenant in our Passaic, NJ property.  This vacancy represents 0.7% of our consolidated portfolio square footage, and we are currently working with several prospective new tenants for this space.  As reported last quarter, we signed a new 40,000 square foot lease with Whole Foods Market to anchor our Wayne, NJ property.  Although we have a signed lease, at quarter end we still have not accounted for this space as leased due to some approval contingencies, which include obtaining municipal site plan approval.  We expect to receive this approval in the next month.  Once we receive site plan approval, we will include this lease in our leasing metrics and the percentage of our consolidated properties leased will increase 0.9%.  In addition, the Seabra Supermarket Group is currently making good progress renovating the 62,000 square foot anchor supermarket space they leased in our Ferry Plaza property in the Ironbound section of Newark, and hopes to open in early 2019.  We also have five other spaces over 10,000 square feet that are vacant in our consolidated portfolio, which represent 36% of our current vacant square footage, however we do have several prospects for some of this vacant space and hope to have new leasing to announce on these spaces in the months to come."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 84 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 194 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 24 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2018 and 2017 results (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2018	2017	2018	2017

Revenues
Base rents	$72,162	$64,863	$24,668	$22,074
Recoveries from tenants	23,390	20,979	7,074	6,753
Lease termination income	3,790	2,431	36	2,148
Other income	3,467	2,558	1,031	899
Total Revenues	102,809	90,831	32,809	31,874

Operating Expenses
Property operating	16,850	14,635	4,804	3,989
Property taxes	15,604	14,474	5,300	4,891
Depreciation and amortization	21,287	19,442	7,370	6,678
General and administrative	7,024	6,893	2,322	2,226
Provision for tenant credit losses	674	429	302	69
Directors' fees and expenses	267	240	79	74
Total Operating Expenses	61,706	56,113	20,177	17,927

Operating Income	41,103	34,718	12,632	13,947

Non-Operating Income (Expense):
Interest expense	(10,178)	(9,800)	(3,439)	(3,284)
Equity in net income from unconsolidated joint ventures	1,710	1,478	483	439
Interest, dividends and other investment income	246	568	104	199
Income Before Gain (Loss) on Sale of Properties	32,881	26,964	9,780	11,301
Gain (loss) on sale of properties	-	18,772	-	(688)
Net Income	32,881	45,736	9,780	10,613

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,595)	(1,451)	(1,138)	(982)
Net income attributable to Urstadt Biddle Properties Inc.	29,286	44,285	8,642	9,631
Preferred stock dividends	(9,188)	(10,711)	(3,063)	(3,570)

Net Income Applicable to Common and Class A Common Stockholders	$20,098	$33,574	$5,579	$6,061

Diluted Earnings Per Share:
Per Common Share:	$0.47	$0.79	$0.13	$0.14
Per Class A Common Share:	$0.53	$0.90	$0.15	$0.16

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,147	8,998	9,233	9,061
Class A Common and Class A Common Equivalent	29,538	29,485	29,590	29,509

Results of Operations

The following information summarizes the company's results of operations for the nine month and three month periods ended July 31, 2018 and 2017 (amounts in thousands):

	Nine Months Ended July 31,				Change Attributable to:
Revenues	2018	2017	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$72,162	$64,863	$7,299	11.3%	$5,313	$1,986
Recoveries from tenants	23,390	20,979	2,411	11.5%	1,241	1,170
Lease termination income	3,790	2,431	1,359	55.9%	(2,148)	3,507
Mortgage interest and other income	3,467	2,558	909	35.5%	(178)	1,087

Operating Expenses
Property operating expenses	16,850	14,635	2,215	15.1%	800	1,415
Property taxes	15,604	14,474	1,130	7.8%	670	460
Depreciation and amortization	21,287	19,442	1,845	9.5%	1,879	(34)
General and administrative expenses	7,024	6,893	131	1.9%	n/a	n/a

Other Income/Expenses
Interest expense	10,178	9,800	378	3.9%	617	(239)
Interest, dividends and other investment income	246	568	(322)	-56.7%	n/a	n/a

	Three Months Ended July 31,				Change Attributable to:
Revenues	2018	2017	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,668	$22,074	$2,594	11.8%	$1,644	$950
Recoveries from tenants	7,074	6,753	321	4.8%	216	105
Lease termination income	36	2,148	(2,112)	-98.3%	(2,148)	36
Mortgage interest and other income	1,031	899	132	14.7%	(101)	233

Operating Expenses
Property operating expenses	4,804	3,989	815	20.4%	165	650
Property taxes	5,300	4,891	409	8.4%	186	223
Depreciation and amortization	7,370	6,678	692	10.4%	586	106
General and administrative expenses	2,322	2,226	96	4.3%	n/a	n/a

Other Income/Expenses
Interest expense	3,439	3,284	155	4.7%	158	(3)
Interest, dividends and other investment income	104	199	(95)	-47.7%	n/a	n/a

Note 1 – Properties held in both periods include only properties owned for the entire periods of 2017 and 2018.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 11.3% to $72.2 million for the nine month period ended July 31, 2018 as compared with $64.9 million in the comparable period of 2017. Base rents increased by 11.8% to $24.7 million for the three month period ended July 31, 2018 as compared with $22.1 million in the comparable period of 2017.  The change in base rent and the changes in other income statement line items analyzed in the tables above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2017, the company purchased four properties totaling 114,700 square feet of GLA, invested in two joint ventures that own four properties totaling 173,600 square feet, whose operations the company consolidates, and sold two properties totaling 203,800 square feet.  In the first nine months of fiscal 2018, the company purchased three properties totaling 53,700 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine months ended July 31, 2018 when compared with fiscal 2017.

Properties Held in Both Periods:

Revenues

Base Rent
The increase in base rents for both the nine month and three month periods ended July 31, 2018, when compared to the corresponding prior periods, was predominantly caused by new leasing activity at several properties held in both periods that created a positive variance in base rent.  This increase was accentuated by the company writing off $633,000 in accrued but unpaid straight-line rent in the third quarter of fiscal 2017 relating to a tenant who occupied the 36,000 square foot grocery store space at the company's Valley Ridge property.  This tenant failed to perform under its lease and the lease was terminated in the third quarter of fiscal 2017.

In fiscal 2018, the company leased or renewed approximately 417,000 square feet (or approximately 9.5% of total consolidated property leasable area).  At July 31, 2018, the company's consolidated properties were 91.9% leased (92.7% leased at October 31, 2017).

Tenant Recoveries
In the nine month and three month periods ended July 31, 2018, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by $1.2 million and $105,000, respectively, when compared with the corresponding prior periods. These increases were the result of an increase in both property operating expenses and property tax expense in the consolidated portfolio for properties owned in both the three months and nine months of fiscal 2018 when compared with the corresponding prior periods.  The increases in property operating expenses were related to an increase in snow removal costs, roof repairs and parking lot repairs at the company's properties and the increase in property tax expenses were related to an increase in property tax assessments.

Lease Termination Income
In April 2018, the company reached agreement with the grocery tenant at the company's Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which the company received and recorded as revenue in the nine months ended July 31, 2018.  Also, in March 2018, the company leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, the company hopes that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no tenant improvements or tenant allowances.

Expenses

Operating Expenses
In the nine month and three month periods ended July 31, 2018, property operating expenses increased by $1.4 million and $650,000, respectively, when compared with the corresponding prior periods, predominantly as a result of an increase in snow removal costs, roof repairs and parking lot repairs at the company's properties.

Real Estate Tax
In the nine month and three month periods ended July 31, 2018, property taxes increased by $460,000 and $223,000, respectively, when compared with the corresponding prior periods, as a result of an increase in property tax assessments for a number of the company's properties owned in both periods.

Interest
In the nine month period ended July 31, 2018, interest expense decreased by $239,000, when compared with the corresponding prior period as a result of the refinancing of the company's largest mortgage (secured by the company's Ridgeway property) after the second quarter of fiscal 2017 and the reduction of mortgage principal from normal amortization.  The Ridgeway mortgage interest rate was reduced from 5.52% to 3.398% on a principal balance of approximately $44 million.  This decrease was partially offset by an increase in the mortgage principal on the Ridgeway mortgage from $44 million to $50 million as a result of the refinancing.  Interest expense was relatively unchanged for the three month period ended July 31, 2018, when compared to the corresponding prior period.

Depreciation and Amortization
Depreciation and amortization was relatively unchanged in both the nine month and three month periods ended July 31, 2018, when compared with the corresponding prior periods.

General and Administrative Expenses
General and administrative expense was relatively unchanged in the nine month and three month periods ended July 31, 2018 when compared to the corresponding prior periods.  The company had a small reduction in state and local taxes paid, which reduction was offset by normal salary increases for employees of the company.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be an additional measure of the company's operating performance.  The company reports FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts ("NAREIT") and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company's real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of the company's performance.

FFO as defined by the company may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for the nine and three month periods ended July 31, 2018 and 2017:

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2018 and 2017
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Nine Months Ended July 31,		Three Months Ended July 31,
	2018	2017	2018	2017
Net Income Applicable to Common and Class A Common Stockholders	$20,098	$33,574	$5,579	$6,061

Real property depreciation	16,558	15,105	5,562	5,238
Amortization of tenant improvements and allowances	3,046	3,240	967	996
Amortization of deferred leasing costs	1,618	1,028	820	423
Depreciation and amortization on unconsolidated joint ventures	1,290	1,209	482	409
(Gain)/Loss on sale of asset	-	(18,772)	-	688
Funds from Operations Applicable to Common and Class A Common Stockholders	$42,610	$35,384	$13,410	$13,815

Funds from Operations (Diluted) Per Share:
Common	$1.01	$0.84	$0.32	$0.33
Class A Common	$1.13	$0.94	$0.35	$0.37

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	July 31,	October 31,
	2018	2017
	(Unaudited)
Assets
Cash and Cash Equivalents	$10,744	$8,674

Real Estate investments before accumulated depreciation	$1,116,445	$1,090,402

Investments in and advances to unconsolidated joint ventures	$37,642	$38,049

Total Assets	$1,016,475	$996,713

Liabilities
Revolving credit line	$25,595	$4,000

Mortgage notes payable and other loans	$295,351	$297,071

Total Liabilities	$351,034	$328,122

Redeemable Noncontrolling Interests	$81,882	$81,361

Preferred Stock	$190,000	$190,000

Total Stockholders' Equity	$583,559	$587,230